Item 27. Exhibit (h) i. c. 1. vii.

AMENDMENT NO. 7 TO THE PARTICIPATION AGREEMENT AMONG MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
DELAWARE DISTRIBUTORS, L.P. AND IVY VARIABLE INSURANCE PORTFOLIOS

THIS AMENDMENT, made and entered into as of the 20th day of October 2021, amends the Participation Agreement entered into as of the 25h day of October, 2012, as amended (the “Agreement”) by and among MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the Commonwealth of Massachusetts (the “Company”), DELAWARE DISTRIBUTORS, L.P. (as the assignee successor to Ivy Distributors, Inc.), distributor for Ivy Variable Insurance Portfolios, and IVY VARIABLE INSURANCE PORTFOLIOS (“Ivy VIP”).

WHEREAS, the parties desire to amend the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.
The parties wish to amend the Agreement to add C.M. Life Insurance Company, a Connecticut life insurance company, as a party. The parties agree to add C.M. Life Insurance Company to the Agreement with the same rights and obligations as Massachusetts Mutual Life Insurance Company thereunder.

2.	All references in the Agreement to “Company” shall be deemed to include C.M. Life Insurance Company.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 20th day of October 2021.

Massachusetts Mutual Life Insurance Company.		Delaware Distributors, L.P.

By:	/s/ Michael S. Dunn	By:	/s/ David Brenner
Name:	Michael S. Dunn	Name:	David Brenner
Title:	Head of Institutional Insurance	Title:	Senior Vice President

C.M. Life Insurance Company.		Ivy Variable Insurance Portfolios
By:	/s/ Michael S. Dunn	By:	/s/ Daniel Geatens
Name:	Michael S. Dunn	Name:	Daniel Geatens
Title:	Vice President	Title:	Head, US Fund Administration